Exhibit 4.14

NEITHER THE ISSUANCE OF THIS WARRANT NOR THE ISSUANCE OF THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAS BEEN REGISTERED UNDER THE ACT OR ANY APPLICABLE STATE LAWS REGULATING THE SALE OF SECURITIES. NO INTEREST IN THIS WARRANT MAY BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISTRIBUTED UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE FOREGOING LAWS COVERING ANY SUCH TRANSACTION OR (II) THE COMPANY RECEIVES AN OPINION OF COUNSEL, PAID FOR BY THE WARRANT HOLDER AND REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, STATING THAT SUCH TRANSACTION IS EXEMPT FROM SUCH REGISTRATION REQUIREMENTS.

Date of Issuance: [____], 2020	Warrant No. [___]

COMMON STOCK PURCHASE WARRANT

OF

MORPHOGENESIS, INC.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MORPHOGENESIS, INC., a Florida corporation (the “Company”), hereby agrees that, for value received, [_____] are entitled, subject to the terms set forth in this Warrant, to purchase from the Company at any time, or from time to time, after the date of issuance of this Warrant set forth above, and before 5:00 p.m., Tampa, Florida time, on [____], 2025 (the “Expiration Date”), unless earlier terminated as provided herein, up to [___] shares of Common Stock, subject to adjustment as provided in this Warrant, at a price per share of $0.66 (the “Exercise Price”), subject to adjustment as provided in this Warrant.

1. Definitions. The following terms when used in this Warrant will have the following meanings:

1.1. “Act” means the Securities Act of 1933, as amended.

1.2. “Common Stock” means the authorized common stock of the Company, par value $0.0001 per share.

1.3. “Common Stock Deemed Outstanding” means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (c) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided, that Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries.

1.4. “Company” has the meaning set forth in the preface.

1.5. “Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

1.6. “Excluded Issuances” means any issuance or sale (or deemed issuance or sale in accordance with Section 4.6 by the Company after the date of issuance of this Warrant set forth above of: (a) shares of Common Stock issued upon the exercise of this Warrant or upon the exercise of any other warrants issued pursuant to the Securities Purchase Agreement; (b) shares of Common Stock issued upon the exercise of warrants issued to Skyway Capital Markets, its affiliates or assigns in connection with the transactions contemplated by the Securities Purchase Agreement, or (c) shares of Common Stock (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations) issued directly or upon the exercise of (i) Options outstanding prior to the date of this Warrant, or (ii) Options granted to directors, officers, employees, or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company, in each case authorized by the Board of Directors of the Company and issued pursuant to an authorized equity incentive plan (including all such shares of Common Stock and Options outstanding prior to the date of issuance of this Warrant set forth above), provided that in the case of foregoing clauses (a), (b), or (c), such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof.

1.7. “Exercise Price” has the meaning set forth in the preface.

1.8. “Expiration Date” has the meaning set forth in the preface.

1.9. “Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

1.10. “Registration Statement” means a registration statement filed under the Act.

1.11. “SEC” means the United States Securities and Exchange Commission.

1.12. “Securities Purchase Agreement” means the Amended and Restated Series A Preferred Stock Purchase Agreement among the Company and the investors party thereto.

1.13. “Warrant” means the common stock purchase warrant evidenced by this document.

1.14. “Warrant Holder” means the registered holder of this Warrant.

1.15. “Warrant Shares” means the Common Stock purchased by the Warrant Holder or purchasable by the Warrant Holder upon the exercise of this Warrant.

2. Exercise of this Warrant.

2.1. Exercise Period. Subject to the terms and conditions hereof (including the early termination provisions in Section 2.4), at any time or from time to time after the date hereof and prior to 5:00 p.m., Tampa, Florida time, on the Expiration Date, the Warrant Holder may exercise this Warrant for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein).

2.2. Exercise Procedures. The purchase rights exercisable under this Warrant will be exercised by the Warrant Holder surrendering this Warrant with the form of exercise attached to this Warrant duly executed by the Warrant Holder, to the Company at its principal office, accompanied by payment, in cash or by certified or cashier’s check payable to the order of the Company, of the Exercise Price payable for the Warrant Shares being purchased, and accompanied by any other document reasonably required by the Company to be executed by the Warrant Holder in connection with the exercise of this Warrant.

2.3. Cashless Exercise Procedures. In lieu of exercising this Warrant pursuant to Section 2.1, at any time following thirty (30) days after the closing of an initial public offering by the Company of its Common Stock, the Warrant Holder may elect to receive Warrant Shares equal to the value (as determined below) of this Warrant (or portion thereof being canceled) by surrender of this Warrant at the Company’s principal office, together with notice of such election specifying the number of Warrant Shares being exercised (the “Cashless Exercise Notice”), in which event the Company will issue to the Warrant Holder a certificate representing the number of Warrant Shares equal to the quotient obtained by dividing (x) the value of the Warrant Shares being exercised (the “Exercised Shares”) on the date of receipt by the Company of the Cashless Exercise Notice (unless the Cashless Exercise Notice specifies a later date, in which case it will be such specified date) (the “Exercise Date”) which value will be determined by subtracting (A) the aggregate Exercise Price of the Exercised Shares in effect immediately prior to the Exercise Date from (B) the aggregate fair market value (as determined below) of the Exercised Shares on the Exercise Date by (y) the fair market value of one share of Common Stock as of the Exercise Date. For purposes of this Section 2.3, the “fair market value” of a share of Common Stock will be determined as follows:

(a) if the Common Stock is traded on a securities exchange (including Nasdaq), the fair market value will be deemed to be the average of the closing prices over a ten (10) day period ending three days before the day the current fair market value of the securities is being determined; or if the Common Stock is actively traded over-the-counter, the fair market value will be deemed to be the average of the closing bid and asked prices quoted on the Pink Sheets Electronic Quotation Service or the OTC Bulletin Board (or similar system) over the ten (10) day period ending three days before the day the current fair market value of the securities is being determined;

(b) if at any time the Common Stock is not listed on any securities exchange or quoted in the over-the-counter market, the current fair market value of Common Stock will be as determined in good faith and on a reasonable basis by the Company’s Board of Directors, unless the Company or its shares will become subject to a merger, acquisition, tender offer, stock purchase, or other consolidation or business combination transaction pursuant to which the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or successor or surviving entity in the transaction (a “Sale Event”), in which case the fair market value of the Common Stock will be deemed to be the value per share of Common Stock received by the holders of the Company’s Common Stock pursuant to such event. Other than in the case of a Sale Event, the Board of Directors in exercising its good faith judgment may take into account (a) the price at which any shares of Common Stock have been traded during the preceding twelve (12) month period; (b) the price at which the Company has offered other comparable securities for sale during the preceding twelve (12) month period; (c) the price at which shares of other securities of the Company have been offered for sale or been traded during the preceding twelve (12) month period; and

(c) any other factors which the Board of Directors determines appropriate in determining the value of the Company’s securities.

2.4. Early Termination Upon Sale Event. Notwithstanding anything in this Warrant to the contrary, this Warrant must be exercised on or before that date which is twenty (20) calendar days after the Warrant Holder’s receipt of written notice (as set forth in Section 7 hereof) of any of the following events that have been approved by the Company’s Board of Directors (each, an “Exercise Event”): (a) a Sale Event (as defined above); or (b) any voluntary dissolution, liquidation or winding- up of the Company. If this Warrant is not exercised within the time period set forth in this Section 2.4, then this Warrant shall expire and all rights and obligations of the Warrant Holder shall terminate at the end of such periods, as applicable; provided, however, that if the Exercise Event subject to the notice provided to the Warrant Holder in accordance with this Section 2.3 fails to close or otherwise take effect, then this Warrant will remain outstanding in accordance with its terms. Following the receipt of notice of a Sale Event but prior to the expiration of this Warrant, the Warrant Holder may elect to exercise all or any part of this Warrant by delivering a Cashless Exercise Notice, in which case the exercise of this Warrant shall become effective immediately before the closing of the Sale Event and the fair market value of the Common Stock will be deemed to be the value per share of Common Stock received by the holders of the Company’s Common Stock pursuant to the Sale Event.

2.5. Replacement Warrant. If less than all of the Warrant Shares purchasable under this Warrant are purchased, then the Company will, upon such exercise, execute and deliver to the Warrant Holder a new warrant (with a current date and containing terms and conditions identical to the terms and conditions of this Warrant to the extent possible) evidencing the number of Warrant Shares not so purchased.

2.6. Stock Certificates. As soon as practical after the exercise of this Warrant and payment of the Exercise Price, the Company will cause to be issued in the name of and delivered to the Warrant Holder, or to such other person as the Warrant Holder may direct, a certificate or certificates representing the Warrant Shares purchased; provided, however, that if any law or regulation requires the Company to take any action with respect to the Warrant Shares to be purchased before the issuance of the Warrant Shares, then the date of delivery of such Warrant Shares will be extended for the period necessary to take such action.

3. Transferability. Subject to the requirements of Section 5 of this Warrant, the rights and obligations of the Warrant Holder under this Warrant are assignable with respect to all or any portion of the Warrant Shares to any person without the prior written consent of the Company. Upon any assignment, and written notice of such assignment to the Company, the Company will prepare and deliver to the assignor and assignee, a new warrant covering the right to purchase the Warrant Shares assigned and retained, under substantially the same terms and conditions as this Warrant, with the name of the Warrant Holder substituted for the assignee with respect to the assigned Warrant Shares.

4. Adjustment of Exercise Price and Number of Warrant Shares; Reorganization; Fractional Shares.

4.1. Subdivision; Combination. In case the Company at any time after the date of issuance of this Warrant subdivides or combines its outstanding shares of Common Stock, or declares a dividend payable in Common Stock, the Exercise Price in effect immediately prior to the subdivision, combination or record date for such dividend payable in shares of Common Stock will be proportionately increased, in the case of a combination, or proportionately decreased, in the case of a subdivision or declaration of a dividend payable in shares of Common Stock. Upon each adjustment in the Exercise Price pursuant to this paragraph, the number of Warrant Shares purchasable hereunder shall be adjusted to the product obtained by multiplying the number of Warrant Shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction (i) the numerator of which shall be the Exercise Price immediately prior to such adjustment, and (ii) the denominator of which shall be the Exercise Price immediately after such adjustment.

4.2. Reorganizations; Reclassifications. In case of any capital reorganization or any reclassification of the shares of Common Stock, which occurs after the date of issuance of this Warrant, or in the case of any consolidation with, or merger of, the Company into or with another Company, or the sale of all or substantially all of its assets to another corporation effected in such a manner that the holders of Common Stock are entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a part of such reorganization, reclassification, consolidation, merger or sale, as the case may be, lawful provision will be made so that the Warrant Holder will have the right thereafter to receive, upon the exercise of this Warrant, the kind and amount of shares of stock or other securities or property that the Warrant Holder would have been entitled to receive if, immediately prior to such reorganization, reclassification, consolidation, merger or sale, the Warrant Holder had held the number of shares of Common Stock that were then purchasable upon the exercise of this Warrant had this Warrant been exercised. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) will be made in the application of the provisions set forth in this Warrant with respect to the rights and interests thereafter of the Warrant Holder, to the end that the provisions set forth in this Warrant (including provisions with respect to adjustments of the Exercise Price) will thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of this Warrant.

4.3. Certain Issuances of Common Stock. Except as provided in Section 4.5 and except in the case of an event described in either Section 4.1 or Section 4.2, if the Company shall, at any time or from time to time after the date of issuance of this Warrant as set forth above, issue or sell, or in accordance with Section 4.6 is deemed to have issued or sold, any shares of Common Stock without consideration or for consideration per share less than the Exercise Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), the Exercise Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to an Exercise Price equal to the quotient obtained by dividing: (a) the sum of (i) the product obtained by multiplying the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) by the Exercise Price then in effect plus (ii) the aggregate consideration, if any, received by the Company upon such issuance or sale (or deemed issuance or sale); by; (b) the sum of (i) the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (ii) the aggregate number of shares of Common Stock issued or sold (or deemed issued or sold) by the Company in such issuance or sale (or deemed issuance or sale).

4.4. Adjustment to Number of Warrant Shares Upon Certain Issuances of Common Stock. Upon any and each adjustment of the Exercise Price as provided in Section 4.3, the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to any such adjustment shall be increased to a number of Warrant Shares equal to the quotient obtained by dividing: (a) the product of (i) the Exercise Price in effect immediately prior to any such adjustment multiplied by (ii) the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to any such adjustment; by (b) the Exercise Price resulting from such adjustment.

4.5. Exceptions to Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Exercise Price or the number of Warrant Shares issuable upon exercise of this Warrant with respect to any Excluded Issuance.

4.6. Effect of Certain Events on Adjustment to Exercise Price. For purposes of determining the adjusted Exercise Price under Section 4.3 hereof, the following shall be applicable:

(a) Issuance of Options. If the Company shall, at any time or from time to time after the date of issuance of this Warrant as set forth above, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 4.6(e)) for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options is less than the Exercise Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of granting or sale of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price under Section 4.3), at a price per share equal to the quotient obtained by dividing (i) the sum (which sum shall constitute the applicable consideration received for purposes of Section 4.3 of (A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of all such Options, plus (B) the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (C), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options. Except as otherwise provided in Section 4.6(c), no further adjustment of the Exercise Price shall be made upon the actual issuance of Common Stock or of Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of Convertible Securities issuable upon exercise of such Options.

(b) Issuance of Convertible Securities. If the Company shall, at any time or from time to time after the date of issuance of this Warrant as set forth above, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this \paragraph and in Section 4.6(e) for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than the Exercise Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price pursuant to Section 4.3) at a price per share equal to the quotient obtained by dividing (i) the sum (which sum shall constitute the applicable consideration received for purposes of Section 4.3 of (A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Convertible Securities, plus (B) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of all such Convertible Securities, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 4.6(c), no further adjustment of the Exercise Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities or the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Exercise Price have been made pursuant to the other provisions of this Section 4.6.

(c) Change in Terms of Options or Convertible Securities. Upon any change in any of (i) the total amount received or receivable by the Company as consideration for the granting or sale of any Options or Convertible Securities referred to in Section 4.6(a) or Section 4.6(b) hereof, (ii) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of any Options or upon the issuance, conversion or exchange of any Convertible Securities referred to in Section 4.6(a) or Section 4.6(b) hereof, (iii) the rate at which Convertible Securities referred to in Section 4.6(a) or Section 4.6(b) hereof are convertible into or exchangeable for Common Stock, or (iv) the maximum number of shares of Common Stock issuable in connection with any Options referred to in Section 4.6(a) hereof or any Convertible Securities referred to in Section 4.6(b) hereof (in each case, other than in connection with an Excluded Issuance), then (whether or not the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to the Exercise Price pursuant to this Section 4.6 the Exercise Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Exercise Price which would have been in effect at such time pursuant to the provisions of this Section 4.6 had such Options or Convertible Securities still outstanding provided for such changed consideration, conversion rate or maximum number of shares, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment or readjustment the Exercise Price then in effect is reduced, and the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to any such adjustment or readjustment shall be correspondingly adjusted or readjusted pursuant to the provisions of Section 4.4.

(d) Treatment of Expired or Terminated Options or Convertible Securities. Upon the expiration or termination of any unexercised Option (or portion thereof) or any unconverted or unexchanged Convertible Security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this Section 4.6 (including without limitation upon the redemption or purchase for consideration of all or any portion of such Option or Convertible Security by the Company), the Exercise Price then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 4.6 to the Exercise Price which would have been in effect at the time of such expiration or termination had such unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.

(e) Calculation of Consideration Received. If the Company shall, at any time or from time to time after the date of issuance of this Warrant as set forth above, issue or sell, or is deemed to have issued or sold in accordance with Section 4.6, any shares of Common Stock, Options or Convertible Securities: (i) for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor; (ii) for consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company shall be the market price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities;(iii) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Company, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to have been issued without consideration; or (D) to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non- surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued to such owners. The net amount of any cash consideration and the fair value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Company’s Board of Directors and the Warrant Holder; provided, that if the Board of Directors and the Warrant Holder are unable to agree on the net amount of any cash consideration or the fair value of any consideration other than cash or marketable securities within a reasonable period of time (not to exceed 30 days from the Warrant Holder’s receipt of an adjustment statement pursuant to Section 4.8 relating to the applicable issuance), such net amount of cash or fair value, as applicable, shall be determined by a nationally recognized investment banking, accounting or valuation firm jointly selected by the Board of Directors and the Warrant Holder. The determination of such firm shall be final and conclusive, and the fees and expenses of such valuation firm shall be borne by the Company.

(f) Record Date. For purposes of any adjustment to the Exercise Price or the number of Warrant Shares in accordance with this Section 4.6, in case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case maybe.

(g) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly- owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among the Company and its wholly-owned subsidiaries) shall be considered an issue or sale of Common Stock for the purpose of this Section 4.6.

4.7. Fractional Shares. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but the Company will pay a cash adjustment for any fraction of a share of Common Stock that would otherwise be issuable in an amount equal to the same fraction of the fair market value (as determined pursuant to Section 2.3 hereof) per share of Common Stock on the day of exercise as determined in good faith by the Company.

4.8. Adjustment Statement. When any adjustment is required to be made in the Exercise Price, initial or adjusted, the Company will determine the new exercise price; and

(a) Prepare and retain on file a statement describing in reasonable detail the method used in arriving at the new exercise price; and

(b) Cause a copy of such statement to be mailed to the Warrant Holder as of a date within twenty (20) days after the date when the circumstances giving rise to the adjustment occurred.

5. Restriction on Disposition. Neither the issuance of this Warrant nor the issuance of the Warrant Shares has been registered under the Act or any applicable state law. This Warrant is issued to the Warrant Holder on the condition that this Warrant and any Warrant Shares purchased upon exercise of this Warrant are or will be purchased for investment purposes and not with an intent to distribute the same. All Warrant Shares acquired by the Warrant Holder upon exercise of this Warrant will be subject to the restrictions on sale, encumbrance and other disposition imposed by applicable state and federal laws or regulations regarding the registration or qualification of such acquisition of Warrant Shares, and may not be sold or otherwise disposed of unless the Company has received an opinion of counsel, paid for by the Warrant Holder and satisfactory to counsel for the Company, that such transaction will not violate the registration requirements of the Act or any applicable state law covering any such transaction.

6. Certain Events. The Company will mail to the registered Warrant Holder of this Warrant, at the Warrant Holder’s last post office address appearing on the books of the Company, not less than fifteen (15) days prior to a record date for the purpose of determining the holders of Common Stock entitled to (i) dividends (other than cash dividends), or (ii) notice of and to vote at a meeting of the shareholders of the Company at which any capital reorganization, reclassification of shares of Common Stock, consolidation, merger, dissolution, liquidation, winding up or sale of substantially all of the Company’s assets will be considered and acted upon. Notwithstanding such notice requirements, until exercise of the Warrant and payment for the Warrant Shares acquired upon such exercise, any Warrant Holder will not be deemed to be a stockholder of the Company with respect to the shares of Common Stock underlying this Warrant and will not have any right to vote or any right to receive dividends of the Company on such shares.

7. Notices. Any notice or other communication provided for by this Warrant must be in writing and will be deemed given or delivered when delivered by hand, transmitted by facsimile or three days after the day when deposited in the United States mail, certified or registered, return receipt requested, postage prepaid and properly addressed to the intended recipient as set forth below:

If to Warrant Holder:	Warrant Holder’s Address appearing on the Books of the Company

If to Company:	Morphogenesis, Inc.
10500 University Center Drive, Suite 100
Tampa, Florida 33612
Fax: [***]
Attention: Chief Financial Officer

The Warrant Holder or the Company may send any notice or other communication to the intended recipient at the address set forth above using any other means, but no such notice or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.

8. Reservation of Shares of the Common Stock. A number of shares of Common Stock sufficient to provide for the exercise of this Warrant upon the basis set forth in this Warrant will at all times be reserved by the Company for the exercise of this Warrant.

9. Binding Effect. This Warrant will be binding upon and inure to the benefit of the parties to this Warrant and their respective heirs, executors, administrators, successors and permitted assigns. If possible, this Warrant will be construed along with and in addition to any other agreement that the Company and the Warrant Holder may enter into, but any provisions in this Warrant that contradict any provision of any other agreement will take precedence and be binding over such other provision.

10. Governing Law. This Warrant will be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

11. Headings. The section headings contained in this Warrant are inserted for convenience only and will not affect in any way the meaning or interpretation of this Warrant.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Common Stock Purchase Warrant has been executed as of the date of issuance first written above.

MORPHOGENESIS, INC.

Dan Dearborn, Chief Financial Officer

Signature Page to Common Stock Purchase Warrant

EXERCISE FORM

(TO BE SIGNED ONLY UPON EXERCISE OF WARRANT)

To:    MORPHOGENESIS, INC.

The undersigned, the Warrant Holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder           shares of common stock, par value $0.0001 per share (the “Common Stock”), of MORPHOGENESIS, INC., a Florida corporation. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the within Warrant.

The undersigned has elected to pay the Exercise Price as follows:

☐	a cash exercise pursuant to Section 2.1 of the Warrant with respect to Warrant Shares ; and/or

☐	a “cashless exercise” pursuant to Section 2.3 of the Warrant with respect to Warrant Shares.

Dated:
(Signature must conform in all respects to the name of the Warrant Holder as specified on the face of the Warrant)

Address

City State Zip Code

Telephone Number
In the presence of:

Print Name:

ASSIGNMENT FORM

(TO BE SIGNED ONLY UPON TRANSFER OF THE WARRANT)

For value received, the undersigned hereby sells, assigns, and transfers unto           whose address is                and social security or tax identification number is      the right represented by the within Warrant to purchase          of the shares of common stock, par value $.0001 per share, of MORPHOGENESIS, INC., a Florida corporation (the “Company”), to which the within Warrant relates, and appoints,               attorney to transfer said right on the books of the Company with full power of substitution in the premises.

Dated:
(Signature must conform in all respects to the name of the Warrant Holder as specified on the face of the Warrant)

Address

City State Zip Code

Telephone Number
In the presence of:

Print Name:

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